EX-99.1 admf3q3er.htm ADM EARNINGS RELEASE - FY2003 QUARTER 3

April 23, 2003	FOR IMMEDIATE RELEASE

ARCHER DANIELS MIDLAND REPORTS SECOND QUARTER RESULTS

Decatur, IL -- April 23, 2003 -- Archer Daniels Midland (NYSE: ADM)

Third quarter earnings per share were $ .18 compared to $ .18 last year.

* Corn Processing results were strong due to improved selling prices and volumes.

* Oilseeds Processing results continued to be strong in South America and Asia but were offset by weaker North American and European crush margins.

* Wheat Processing and Agricultural Services results decreased due to adverse crop conditions.

* Other results increased, driven primarily by improvements in Bioproducts and Cocoa.

Third Quarter Highlights.

(Amounts in thousands, except per share data and percentages)
THIRD QUARTER ENDED
3/31/03	3/31/02	% CHANGE
Net sales and other operating income	$ 7,908,530	$ 5,189,165	52%
Operating profit	$ 242,370	$ 254,002	-5%
Net earnings	$ 116,805	$ 117,184	0%
Earnings per share	$ 0.18	$ 0.18	0%
Average number of shares outstanding	645,445	653,586	-1%
NINE MONTHS ENDED
3/31/03	3/31/02	% CHANGE
Net sales and other operating income	$ 22,659,807	$ 15,856,844	43%
Operating profit	$ 779,685	$ 816,547	-5%
Net earnings	$ 356,125	$ 398,827	-11%
Earnings per share	$ 0.55	$ 0.61	-10%
Average number of shares outstanding	646,574	658,868	-2%

ADM's earnings per share were comparable to last year's third quarter results despite weak industry conditions in many of our markets. Our global franchise, with product and geographic diversification, delivered solid results and strong cash flows even in these challenging market conditions. We continue to position our global assets to meet shifting production and consumption patterns and to generate shareholder value.

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Net earnings for the quarter ended March 31, 2003 were $ 116,805,000 or $ .18 per share compared with $ 117,184,000 or $ .18 per share last year. Last year's results included a $ .01 per share gain related to the vitamin antitrust litigation settlements. For fiscal year 2003, nine month net earnings were $ 356,125,000 or $ .55 per share compared to $ 398,827,000 or $ .61 per share last year. Current year's nine month results include a gain of $ .03 per share from the vitamin antitrust litigation settlements. Last year's nine month results included a gain related to the vitamin antitrust litigation settlements of $ .05 per share and a gain of $ .03 per share from security transactions.

Segment operating profit decreased to $ 242,370,000 from $ 254,002,000 for the quarter and to $ 779,685,000 from $ 816,547,000 for the nine months. The decline in operating profits for the quarter and nine months resulted primarily from lower North American and European oilseed crush margins. In addition, operating results in the Agricultural Services and Wheat Processing segments declined due to difficult operating conditions resulting from drought induced short crops. These declines were partially offset by increased results from Corn Processing, Cocoa, and Bioproducts operations.

Conference Call Information

The Company will hold a conference call to discuss second quarter results at 10:00 a.m. Central Time on April 23, 2003.

To participate in the live conference call on listen-only mode, please dial

877-679-9054 or 952-556-2807 at least five minutes before the call begins.

To listen to a live broadcast via the Internet, please access the CCBN Web site at http://www.ccbn.com or the ADM Web site at http://www.admworld.com.

A replay will be available on these web sites for approximately 20 days.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. The Company is one of the world's largest processors of soybeans,

corn, wheat and cocoa. ADM is also a leader in soy meal and oil, ethanol,

high fructose corn syrup (HFCS) and flour. In addition, ADM is building a position in such value-added products as specialty food ingredients, bioproducts and nutraceuticals (such as Vitamin E and sterols). Headquartered in Decatur,

Illinois, ADM has over 24,000 employees, more than 260 processing plants and net sales for the fiscal year ended June 30, 2002 of $22.6 billion.

Additional information can be found on ADM's Web site at http://www.admworld.com.

###
Contacts: Brian Peterson Senior Vice President Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586

(Financial Table Follows)

April 23, 2003

ARCHER DANIELS MIDLAND COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
Three months ended		Nine months ended
March 31		March 31
2003	2002	2003	2002
(In thousands, except per share amounts)
Net sales and other operating income	$ 7,908,530	$ 5,189,165	$ 22,659,807	$ 15,856,844
Cost of products sold	7,494,182	4,798,922	21,334,589	14,553,816
	____________	____________	____________	____________
Gross Profit	414,348	390,243	1,325,218	1,303,028
Selling, general and administrative expenses	231,225	199,713	693,567	593,722
Other expense (income)- net	29,392	14,312	133,574	109,565
	____________	____________	____________	____________
Earnings before income taxes	153,731	176,218	498,077	599,741
Income Taxes	36,926	59,034	141,952	200,914
	____________	____________	____________	____________
Net Earnings	$116,805	$117,184	$356,125	$398,827
	===========	===========	===========	===========
Basic and diluted earnings per common share	$0.18	$0.18	$0.55	$0.61
	===========	===========	===========	===========
Average number of shares outstanding	645,445	653,586	646,574	658,868
	===========	===========	===========	===========
Other expense (income) - net consists of:
Interest expense	$93,305	$88,460	$273,118	$273,179
Investment Income	(29,650)	(26,562)	(92,418)	(86,482)
Net (gain) loss on securities transactions	(15)	(1,909)	2,663	(37,462)
Equity in (earnings) losses of affiliates	(19,073)	(46,522)	(29,655)	(35,656)
Other - net	(15,175)	845	(20,134)	(4,014)
	___________	___________	___________	___________
	$29,392	$14,312	$133,574	$109,565
	===========	===========	===========	===========
Operating profit by segment is as follows:
Oilseeds Processing	$75,379	$105,476	$254,477	$323,536
Corn Processing	88,787	32,568	244,043	165,627
Wheat Processing	6,437	20,429	45,143	72,345
Agricultural Services	3,526	38,117	78,598	128,061
Other	68,241	57,412	157,424	126,978
	___________	___________	___________	___________
Total Operating Profit	242,370	254,002	779,685	816,547
Corporate (includes securities transactions)	(88,639)	(77,784)	(281,608)	(216,806)
	___________	___________	___________	___________
Total Operating Profit	$153,731	$176,218	$498,077	$599,741
	===========	===========	===========	===========